Exhibit 10.8

SENTI BIOSCIENCES, INC.

EMPLOYMENT AGREEMENT

(Curt A. Herberts III)

This Employment Agreement (this “Agreement”) dated as of April 28, 2018 (the “Effective Date”), is made by and between Senti Biosciences, Inc., a Delaware corporation (the “Company”), and Curt A. Herberts III (“Executive”).

WHEREAS, the Company wishes to employ Executive, and Executive wishes to be employed by the Company, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. Start Date. This Agreement will be binding and in full force and effect as of the Effective Date. Executive’s first date of employment (the “Start Date”) will be determined by agreement of the parties, but shall be no later than June 4, 2018.

2. Title and Responsibilities. The Company hereby employs Executive to perform those executive duties and services as the Chief Executive Officer of the Company (the “CEO”) shall assign to him from time to time, and Executive accepts employment with the Company, upon the terms and conditions hereinafter set forth. Executive shall serve as the Chief Financial Officer and the Chief Business Officer of the Company and shall report to the CEO. The CEO shall have the right to review and change the responsibilities of Executive from time to time as he may deem necessary or appropriate.

3. Duty to Perform Services. Commencing on the Start Date, except as provided below. Executive shall devote his full business time to rendering services to the Company hereunder, and shall exert all reasonable efforts in the rendering of such services. Except to the extent the restrictions contained in Section 11 may apply, nothing in this Agreement shall prohibit Executive from (a) making and managing passive investments, or (b) participating in professional and charitable organizations in an unpaid capacity, in a manner, and to an extent that will not interfere with his duties to the Company. In addition, Executive will be allowed to be a member of the board of directors for up to two (2) companies, provided that such activities are not competitive to the Company and are approved in advance in writing by the Company, which approval shall not be unreasonably withheld. Executive agrees that in the rendering of all services to the Company and in all aspects of employment hereunder, he shall comply in all material respects with all directives, policies, standards and regulations from time to time established by the Company. The Company reserves the right to alter, supplement or rescind its employment procedures, benefits or policies at any time in its sole and absolute discretion and without notice. It is agreed that in the first month of each calendar year, the CEO and Executive will meet to discuss Executive’s performance during the preceding year, and compensation, benefits and equity for the new calendar year, to ensure that the Company’s and Executive’s expectations remain properly aligned.

4. Term of Agreement. The term of this Agreement will commence on the Effective Date. There shall be no definite term of employment, and Executive shall be an employee at will. This Agreement will terminate upon the occurrence of a “Termination Event” subject to, and in accordance with, Section 14, or earlier termination pursuant to Section 15.

5. Compensation.

(a) Base Salary. During the term of this Agreement, the Company shall pay Executive an annual base salary (the “Base Salary”), payable in equal installments in accordance with the Company’s standard schedule for salary payments to its employees, at an initial annual rate equal to $370,000. Executive’s Base Salary shall be reviewed annually by the Company’s board of directors (the “Board”), commencing in January 2019 and may be adjusted by the Company after each such review after discussions between the Company and Executive.

(b) Cash Bonuses.

(i) Signing Bonus. Promptly after the Start Date, the Company shall pay Executive a cash bonus of $100,000.

(ii) Annual Performance Bonus. For each calendar year during the term of this Agreement, including 2018, Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) with a target amount of 35% of the base salary received by Executive during such year, contingent upon satisfaction of performance goals, which shall be determined by the Company at the beginning of each calendar year after consultation with Executive. One or more performance goals will be based upon the performance of the Company and one or more performance goals will be based more directly upon Executive’s performance. Any Annual Bonus shall be paid within 90 days after the end of the calendar year to which the performance goals relate and shall be subject to Executive serving as the Chief Financial Officer and Chief Business Officer of the Company on the last day of such year; provided, however, that if Executive’s employment is terminated prior to the last day of such year without Cause or he resigns for Good Reason, then Executive will receive a pro-rata of his target bonus based on the number of days employed during the applicable bonus year.

(c) Stock.

(i) Stock Option. Promptly after the Start Date, and subject to the Board’s approval, the Company shall grant to Executive an incentive stock option (the “Option”) under the Company s 2015 Stock Incentive Plan (the “Plan”) to purchase 1,070,964 shares (“Option Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), at an exercise price equal to the fair value per share as of the Grant Date. The Company represents that the Option Shares represent, as of the Effective Date, 2.0% of the Company’s Fully Diluted Shares Outstanding (as defined below). The Option shall be subject to vesting such that 25% of the Option Shares shall become vested on upon the first anniversary of the Start Date and the remainder shall vest in equal monthly portions over the following 36 months, for a total four-year vesting period; provided, however, that 100% of the Option Shares shall become vested if and when Executive’s employment is terminated by the Company (or its successor) within 3 months prior to or 12 months after a Change of Control, or if he terminates it for Good Reason within 3 months prior to or 12 months after a Change of Control. “Fully Diluted Shares Outstanding” for purposes of this paragraph means the total number of shares of outstanding Company Common Stock and Company Preferred Stock, with the Preferred Stock calculated on an as-converted to Common Stock basis, including for this purpose the maximum number of shares issuable under the Company’s outstanding options, warrants, convertible notes and other rights to acquire capital stock of the Company and all shares remaining available for issuance under the Plan and any other equity incentive plan of the Company.

6. Vacation; Holidays and Sick Time; Benefits.

(a) Vacation. Executive shall be entitled to three weeks of vacation during each calendar year of this Agreement, pro-rated for any partial years. Vacation days accrued but not used by the end of any calendar year may be used in the subsequent calendar year.

(b) Holidays and Sick Time. Executive shall be entitled to paid legal and religious holidays and sick days in accordance with the Company’s normal policies in effect from time to time.

(c) Benefits. Subject to any contribution therefor generally required of executive employees of the Company, commencing on the Start Date, Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for the full-time executive employees of the Company generally (collectively, the “Benefit Plans”), but the Company shall not be required to establish any such program or plan. Such participation shall be subject to (i) the terms of the applicable plan documents, and (ii) generally applicable Company policies. The Company may alter, modify, add to or delete its employee Benefit Plans at any time as it, in its sole discretion, determines to be appropriate.

7. Expenses. The Company shall pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in connection with his employment by the Company in accordance with the Company’s policies in effect from time to time.

8. Confidential Information.

(a) Executive understands that the Company continually obtains and develops valuable proprietary and confidential information concerning its scientific or business affairs (the “Confidential Information”) which may become known to him in connection with his employment by the Company.

(b) Executive acknowledges that all Confidential Information, whether or not in writing and whether or not labeled or identified as confidential or proprietary, is and shall remain the exclusive property of the Company or the third party providing such information to Executive or the Company. By way of illustration, but not limitation, Confidential Information may include Inventions (as defined in Section 9(a)), trade secrets, technical information, knowhow, research and development activities of the Company, product and marketing plans, customer and supplier information and information disclosed to the Company or to him by third parties of a proprietary or confidential nature or under an obligation of confidence. Confidential Information is contained in various media, including without limitation, patent applications, research data and observations, records of clinical trials, computer programs in object and/or source code, technical specifications, laboratory notebooks, supplier and customer lists, internal financial data and other documents and records of the Company.

(c) Executive agrees that Executive shall not, during the term of his engagement by the Company and thereafter, publish, disclose or otherwise make available to any third party any Confidential Information except as expressly authorized herein or in writing by the Company. Executive may disclose Confidential Information to (i) directors, employees, consultants and representatives of the Company, to (ii) accountants, financial advisors and counsel of Executive, who have a bona fide need to know such information and who are bound by an obligation not to use or disclose such information without authorization from the Company and to (iii) other parties that enter into confidentiality or non-disclosure agreements with the Company and to whom such Confidential Information will be disclosed for legitimate business purposes of the Company. Executive agrees that Executive shall use such Confidential Information only in the performance of his duties for the Company and in accordance with any Company policies with respect to the protection of Confidential Information. Executive agrees not to use such Confidential Information for his own benefit or for the benefit of any other person or business entity.

(d) Executive agrees to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in his possession and not to remove any materials containing Confidential Information from the Company’s premises except to the extent necessary to him employment for the benefit of the Company.

(e) Upon the termination of his employment by the Company, or at any time upon the Company s request, Executive shall return immediately to the Company any and all tangible materials containing any Confidential Information then in his possession or under his control and destroy any intangible copies of such Confidential Information. Executive may not access or store any Confidential Information of the Company except in accordance with Company’s policies. If Executive stores any Confidential Information on a computer (including a tablet or smartphone) that is not owned by the Company, then Executive shall delete and/or return such Confidential Information from such devices upon termination of his employment.

(f) Notwithstanding anything to the contrary in this Agreement or any other agreement between the Executive and the Company, the Executive understands that nothing m this Agreement or any other agreement between the Executive and the Company prohibits, or is intended in any manner to prohibit, the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of anyone at the Company or the Company’s legal counsel to make any such reports or disclosures, and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.

(g) Confidential Information shall not include information which (i) is or becomes generally known within the Company’s industry or otherwise through no fault of Executive; (ii) was known to him prior to the Start Date and/or at the time it was disclosed (as evidenced by his written records at the time of disclosure); or (iii) is lawfully and in good faith made available to him by a third party who did not derive it from the Company and who imposes no obligation of confidence on Executive.

9. Ownership and Assignment of Inventions.

(a) Executive agrees promptly to disclose to the Company any and all ideas, concepts, discoveries, inventions, developments, trade secrets, methods, data, information, improvements, chemical or biological materials and know-how that are conceived, devised, invented, developed or reduced to practice or tangible medium by Executive, under his direction or jointly with others during any period that Executive is employed by the Company, whether or not during normal working hours or on the premises of the Company (hereinafter “Inventions”).

(b) Executive hereby assigns to the Company all of his right, title and interest to the Inventions and any and all related patent rights, copyrights and applications and registrations therefor. During and after his employment by the Company, Executive shall cooperate with the Company, at the Company’s expense, in obtaining proprietary protection for the Inventions and Executive shall execute all documents which the Company shall reasonably request in order to perfect the Company’s rights in the Inventions. Executive hereby appoints the Company his attorney-in-fact to execute and deliver any such documents on his behalf in the event Executive should fail or refuse to do so within a reasonable period following the Company’s request. It is understood that reasonable out-of-pocket expenses of Executive’s assistance incurred at the request of the Company under this Section will be reimbursed by the Company.

(c) Executive represents that the attached Schedule A contains a complete list, as of the Effective Date, of all inventions that are currently owned by Executive, alone or jointly with others, and which have not been assigned to prior employers or clients and which are not assigned to the Company hereunder (“Prior Inventions”). If there is no such Schedule A attached hereto, Executive represents that there are no such Prior Inventions.

(d) Notwithstanding anything the foregoing, in accordance with California Labor Code Sections 2870-2872,1 acknowledge that this Agreement does not require me to assign to the Company any invention that was developed entirely on my own time without using the Company s equipment, supplies, facilities, or trade secret information of the Company (except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or (ii) result from any work performed by me for the Company), and that this Agreement constitutes written notice from the Company that this Agreement does not apply to an invention which qualifies fully under the provisions of California Labor Code Section 2870.

10. Other Obligations.

(a) Between Executive and Third Parties. Executive hereby represents, warrants and agrees (i) that Executive has the full right to enter into this Agreement and perform the services required of him hereunder, without any restriction whatsoever; (ii) that in the course of performing services hereunder, Executive will not violate the terms or conditions of any agreement between him and any third party, including former employers and clients, or infringe or wrongfully appropriate any patents, copyrights, trade secrets or other intellectual property rights of any Person anywhere in the world; (iii) that Executive has not and will not disclose or use during his employment by the Company any confidential information that he acquired as a result of any previous employment or consulting arrangement or under a previous obligation of confidentiality; and (iv) that Executive has disclosed to the Company in writing any and all continuing obligations to previous employers or others that require his not to disclose any information to the Company.

(b) Between the Company and Third Parties. Executive acknowledges that the Company from time to time may have agreements with other Persons, including the government of the United States or other countries and agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

11. Exclusive Commitment. Executive agrees that during the period of his employment by the Company and for a period of 12 months after termination or cessation of such employment for any reason (the “Restricted Period”), Executive shall not, without the Company’s prior written consent, provide services, as a principal, officer, director, employee or consultant, or be a member or partner of, or hold more than one percent (1%) of the outstanding capital stock of, any business enterprise that dedicates a significant amount of resources to the Field of Interest (as defined in Section 16). This Section 11 shall not apply for so long as Executive resides, or primarily provides the services to the Company, in the State of California.

12. General Non-Solicitation. Executive agrees that during the Restricted Period, Executive shall not solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by him while employed by the Company. This Section 12 shall not apply for so long as Executive resides, or primarily provides the services to the Company, in the State of California.

13. Non-Solicitation of Employees. Executive agrees during the Restricted Period, Executive shall not directly or indirectly (i) recruit or solicit any employee of the Company, or induce or attempt to induce any employee to discontinue his or his employment relationship with the Company or (ii) without the written consent of the Company, solicit or recruit any consultant then actively engaged by the Company to perform services in the Field of Interest.

14. Termination Without Severance.

(a) Termination Events. The following events shall each be considered a “Termination Event” and, upon the occurrence of any of them, shall have the effect of immediately terminating the Company’s obligations under this Agreement, including its obligation to make any further payments hereunder but excluding: (1) the payment of base salary which is accrued at the date of termination; (2) the dollar equivalent for Executive’s accrued and untaken vacation days as of the date of termination; (3) reimbursement for any unreimbursed expenses incurred through the date of termination; and (4) any unpaid bonus for any completed prior fiscal year payable when it otherwise would have been paid:

(i) Executive’s death;

(ii) Executive’s Disability for such period of time and under circumstances which would constitute a Permanent Disability (as defined in Section 16);

(iii) The termination of Executive’s employment by the Company for Cause (as defined in Section 16); or

(iv) The termination of Executive’s employment by Executive without Good Reason.

(b) Termination for Cause. To the extent practicable, any decision to terminate Executive’s employment for Cause shall be made by the President after Executive has received notice from the Company including details of the grounds for termination for Cause. Termination pursuant to Section 14(a)(iii) shall be without prejudice to any other right or remedy to which the Company may be entitled, at law, in equity, under this Agreement or otherwise.

(c) Notice of Termination. Executive agrees to provide the Company with a notice of termination thirty (30) days prior to the effective date of a termination pursuant to Section 14(a)(iv).

(d) Survival. Notwithstanding Executive’s termination of employment pursuant to Section 14(a)(ii), 14(a)(iii) or 14(a)(iv), Executive’s covenants and obligations set forth in Sections 8, 9, 11, 12, 13, 14(d), 16 and 17 shall remain in effect and be fully enforceable in accordance with the provisions thereof.

15. Termination With Severance.

(a) Right to Terminate; Notice. In addition to the other termination rights provided to the Company or Executive hereunder, the Company may terminate Executive’s employment without Cause and Executive may terminate Executive’s employment for Good Reason.

(b) Survival. In the event that Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, then Executive ,s covenants and obligations set forth in Sections 8, 9, 11, 12, 13, 14(d), 16 and 17 shall remain in effect and be fully enforceable in accordance with the provisions thereunder.

(c) Severance. In the event that Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, then, subject to Section 15(d), Executive shall be entitled to receive (i) the installments of base salary set forth in Section 5(a) not yet paid to Executive, payable when and as if Executive had continued to be employed by the Company until the Severance Expiration Date (as defined in Section 16); (ii) the dollar equivalent for Executive’s accrued and untaken vacation days as of the date of termination, (iii) any unpaid bonus for any completed prior fiscal year when it otherwise would have been paid, (iv) reimbursement for any unreimbursed expenses incurred through the date of termination; and (v) if Executive elects to maintain medical insurance coverage under COBRA, then Company shall pay Executive, concurrent with any payments made pursuant to clause (i) above, reimbursement for Executive’s (and his family’s) COBRA premiums through the Severance Expiration Date. Nothing in this Section 15(c) shall be construed as imposing any obligation on the Company to maintain medical insurance benefits of any nature at any time. Payments otherwise scheduled to be made under this Section 15(c) prior to the effective date of the release in Section 15(d) (namely, the date it can no longer be revoked) shall accrue and be paid on the first payroll date that follows such effective date with subsequent payments occurring on each subsequent Company payroll date; provided, however, that if the period during which Executive may sign the release under Section 15(d) begins in one calendar year and ends in a second calendar year, then the payments provided in this Section 15(c) shall not be paid or the first payment shall not occur until the first payroll date in the second calendar year.

(d) Release; Termination of Severance. Notwithstanding anything to the contrary in Section 15(c), Executive shall not be entitled to receive any payments or benefits pursuant to Section 15(c) unless he first executes and delivers to the Company a general release in the form attached hereto as Exhibit A. Without prejudice to any other right or remedy to which the Company may be entitled, the Company may terminate its obligations under Section 15(c) if Executive breaches his obligations under Sections 8, 9, 11, 12 or 13.

16. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Cause” means the occurrence of any of the following: (a) Executive’s material breach of this Agreement, (b) any act (other than retirement) or omission by the Executive which has a material and adverse effect on the Company’s business, or on Executive’s ability to perform services for the Company, including, without limitation, the commission of any crime (other than minor traffic violations), or (c) Executive’s material misconduct or material neglect of his duties in connection with the business or affairs of the Company; provided, however, that before terminating Executive’s employment for Cause, the Company will (i) provide Executive with 30 days’ advance written notice with the event specifically set forth in the notice and the opportunity to cure the event (if curable), (ii) provide Executive a reasonable opportunity to present his case to the Board, and (iii) require that the Board determine, by majority vote, whether Executive’s employment should be terminated for Cause.

“Change of Control” means the closing of (i) a sale of all or substantially all of the assets of the Company, (ii) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (iii) a stock tender or a merger, consolidation or similar event pursuant to a transaction or series of related transactions in which a third party (which term shall include a current stockholder) acquires more than fifty percent (50%) of the equity voting securities of the Company outstanding immediately prior to the consummation of such transaction or series of related transactions, and the shareholders of the Company do not retain a majority of the equity voting securities of the surviving entity, other than (a) a merger, conversion or other transaction the principal goal of which is to change the jurisdiction of incorporation of the Company, or (b) an equity security financing for the account of the Company in which capital stock of the Company is sold to one or more institutional investors.

“Disability” means the inability of Executive to substantially perform his duties to the Company as a result of his incapacity due to illness or physical disability.

“Field of Interest” means the discovery, development or commercialization of medical products being developed or produced by the Company that: (i) can be administered to a subject; and (ii) can cause an affected cell or tissue of mammalian (or human) origin to detect the presence or absence of certain molecules; and/or (iii) can cause an affected cell or tissue of mammalian (or human) origin to synthesize certain other molecules. Without limiting the generality of the foregoing, this is also known as the field of adaptive medicine or mammalian synthetic biology.

“Good Reason” means Executive’s termination of his employment because of (i) the Company’s breach of any one or more of the material provisions of this Agreement; (ii) a material reduction by the Company of Executive’s Base Salary, unless Executive consents to such reduction or unless such reduction is applied equally, as a percentage of base salary, to all senior executives of the Company; (iii) a relocation of the Company’s location such that Executive’s one-way commute as of the Start Date increases by more than 35 miles or (iv) a material adverse change in Executive’s duties, authority, or responsibilities relative to Executive’s duties, authority, or responsibilities in effect immediately prior to such reduction (other than a change in title and provided that a change in title, reporting lines or position in connection with a Change of Control will not, in itself, be deemed to be a change in duties, authority or responsibility); provided, however, that any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of his intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

“Permanent Disability” means a Disability which continues for at least 120 consecutive calendar days or ISO calendar days during any consecutive twelve-month period, after its commencement, and its determined in good faith to be total and permanent by the Board following consultation with reputable medical or health experts selected by the Board.

“Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

“Severance Expiration Date” means the date that is nine months after the date of termination of employment.

17. Miscellaneous.

(a) Entire Agreement; No Representations or Warranties. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to such subject matter. Executive acknowledges and agrees that, in accepting employment with the Company, he has not relied upon any agreements or representations not expressly set forth herein.

(b) Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein and shall not be assignable by operation of law or otherwise.

(c) Amendments and Supplements. This Agreement may not be altered, changed or amended, except by an instrument in writing signed by the parties hereto; provided, however, that no such alteration, change or amendment may be binding on the Company unless approved by the Board.

(d) No Waiver. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance. In the case of the Company, no waiver shall be effective unless approved by the Board. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

(e) Construction of Agreement. A reference to a Section or Exhibit shall mean a Section in or Exhibit to this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(f) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mad (postage prepaid and return recap requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

To the Company:

Senti Biosciences, Inc.

329 Oyster Point Boulevard 3rd Floor

South San Francisco, CA 94080

To Executive:

Curt A. Herberts III

[ADDRESS]

(g) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of California, without regard to its principles of conflicts of laws.

(h) Arbitration. To ensure the rapid and economical resolution of disputes that might arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement or interpretation of this agreement, Executive’s employment or the termination of Executive’s employment (collectively, “Claims”), shall be resolved to the fullest extent permitted by law by final, binding, and (to the extent permitted by law) confidential arbitration in San Francisco, CA conducted by JAMS under the then applicable JAMS employment rules. Claims subject to this arbitration provision shall (a) include, but not be limited to, Claims pursuant to any federal, state or local law or statute, including (without limitation) the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act of 1990; the federal Fair Labor Standards Act; the California Fair Employment and Housing Act; the California Pregnancy Disability Act; and Claims pursuant to any common law, tort law or contract law, including (without limitation) breach of contract or other promise, discrimination, harassment, retaliation, wrongful discharge, fraud, misrepresentation, defamation, and emotional distress, and (b) exclude Claims that by law are not subject to arbitration. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator s essential findings and conclusions and a statement of the award. The Company shall pay all of the arbitrator’s fees in excess of the amount of those administrative fees Executive would have been required to pay if the Claims were decided in a court of law. Executive and the Company acknowledge that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any Claims through a trial by jury or judge or by administrative proceeding. Nothing in this agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

(i) Remedies. Executive recognizes that money damages alone may not adequately compensate the Company in the event of breach by Executive of this Agreement, and Executive therefore agrees that, in addition to all other remedies available to the Company at law, in equity or otherwise, the Company may be entitled to injunctive relief for the enforcement hereof. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies available at law, in equity, by agreement or otherwise. If there is a dispute between the parties regarding this Agreement, the prevailing party in such dispute will be entitled to recover his or its reasonable attorneys’ fees and costs.

(j) Validity. In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by an arbitrator and/or court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this Section 17, any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

(k) Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

* * * * *

IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be executed as an agreement under seal as of the date first written above.

SENTI BIOSCIENCES, INC

By:	/s/ Timothy Lu
Name: Timothy Lu
Title: CEO

EXECUTIVE:

/s/ Curt A. Herberts
Curt A. Herberts III

Schedule A

Prior Inventions

The following is a complete list of all Prior Inventions

                         No Prior Inventions

                         See below for description of Prior Inventions

Exhibit A

Form of General Release

In exchange for good and valuable consideration, including post-employment payments of cash, I, Curt A. Herberts III (“Releasor”) hereby irrevocably and unconditionally release, acquit and forever discharge Senti Biosciences, Inc., a Delaware corporation (the “Company”), and predecessors and successors, and each of their respective officers, directors, stockholders, partners, members, trustees, accountants, attorneys, agents, present and former employees, (collectively referred to as the “Company Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, damages and expenses (including attorney’s fees and costs actually incurred) of any nature whatsoever known or unknown, suspected or unsuspected, which Releasor now has, owns or holds, or claims to have, own or hold, or which at any time heretofore, has owned or held, or claimed to have owned or held, or which Releasor at any time hereafter may have, own or hold, or claim to have owned or held against the Company Releasees, based upon, arising out of or in connection with any circumstances, matter or state of fact up to the date of this General Release, including but not limited to, claims or rights under any federal, state, or local statutory and/or common law in any way regulating or affecting the employment relationship, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and the Americans with Disabilities Act, and the California Fair Employment and Housing Act and the California Labor Code. THIS MEANS RELEASOR MAY NOT SUE THE COMPANY RELEASEES FOR ANY CURRENT OR PRIOR CLAIMS ARISING OUT OF RELEASOR’S EMPLOYMENT OR ANY OTHER MATTER PRIOR TO THE DATE OF THIS RELEASE.

Releasor acknowledges that he has read and understands Section 1542 of the Civil Code of the State of California, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

Releasor expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect and in any jurisdiction with respect to the release set forth herein.

Notwithstanding the above, it is agreed that Releasor is not releasing any claims which cannot be released as a matter of law and is not releasing any claims for indemnification based on his contractual, statutory or other applicable indemnification rights.

Releasor acknowledges and agrees to the following:

(a) Releasor is obligated to return to the Company by [DATE], all Company documents, originals and copies, whether in hard or electronic form, and all Company property, including without limitation keys, computers, computer disks, pagers, phones and credit cards.

(b) Releasor remains bound by, and will continue to abide by, the Sections 8, 9, 11, 12, 13, 14(d), 16 and 17 of the Employment Agreement dated as of April             , 2018, between Company and Releasor (the terms of which are incorporated by reference into this Agreement), in addition to any other obligations created by law requiring Releasor to protect the Company’s trade secrets, and confidential and proprietary documents and information.

(c) Releasor will not make any statements, whether verbally or in writing (including in electronic communications) that are professionally or personally disparaging of, or adverse to the interests of, the Company or its officers, directors, managers or employees. This includes, but is not limited to, any statements that disparage the products, services, finances, financial condition, capability or any other aspect of the business of the Company. Releasor further agrees not to engage in any conduct which is intended to harm, professionally or personally, the reputation of the Company or its officers, directors, managers or employees. Notwithstanding the foregoing, Releasor may respond accurately and fully to any question, inquiry or request for information when required by legal process. It is understood by Releasor that the Company’s current officers will also not disparage Releasor in any way that is professionally or personally disparaging of Releasor, and that any breach by the Company of this provision will void this paragraph.

Releasor further acknowledges the following:

(a) Releasor has read this Release carefully and understands all of its terms.

(b) Releasor understands that, among other claims, Releasor is releasing any claims against the Company alleging discrimination on the basis of age.

(c) Release acknowledges that Releasor has been advised and encouraged to consult with legal counsel for the purpose of reviewing the terms of this Release.

(d) Releasor has been given twenty-one (21) days in which to consider this Release and whether to accept it. If Releasor chooses to sign this Release within that time. Releasor is requested to sign and date below and return it to Senti Biosciences, Inc, 329 Oyster Point Boulevard, 3rd Floor, South San Francisco, CA 94080.

(e) Even after executing this Release, Releasor has seven (7) days after signing to revoke this Release. The Release will not be effective or enforceable until this seven (7) day period has expired. In order to revoke my assent to this Release, Releasor must, within seven (7) days after Releasor signs this Release, deliver a written notice of rescission to the above-named individual at the address noted above. To be effective, the notice of rescission must be hand delivered, or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to the referenced address.

IN WITNESS WHEREOF, the said Curt A. Herberts III has executed this General Release under seal on this              day of [MONTH, YEAR].

Curt A. Herberts III

Witnessed: